As filed with the Securities and Exchange Commission on June 13, 2025.    Registration No.333- ___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
__________________________

NORTHRIM BANCORP, INC.
(Exact name of registrant as specified in its charter)

ALASKA (State or other jurisdiction of incorporation or organization)	92-0175752 (I.R.S. Employer Identification Number)

3111 C Street, Anchorage, Alaska 99503
(Address, including zip code, of registrant’s principal executive offices)

NORTHRIM BANCORP, INC. 2025 STOCK INCENTIVE PLAN
(Full title of the plan)

Michael G. Huston
President and Chief Executive Officer
Northrim BanCorp Inc.
3111 C Street
Anchorage, Alaska 99503
(Name and address of agent for service)

(907) 562-0062
(Telephone number, including area code, of agent for service)

Copies of communications to:
Ryan J. York
Accretive Legal, PLLC
34522 N. Scottsdale Rd., STE 120-113
Scottsdale, Arizona 85266
(425) 786-9256
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer           Accelerated Filer
Non-accelerated Filer             Smaller Reporting Company
Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Northrim BanCorp Inc. (the “Company”) will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) to each participant in the Company’s 2025 Stock Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by the Company with the SEC are hereby incorporated by reference into this Registration Statement:

1.    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 10, 2025;

2.    The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on April 28, 2025;

3.     The Company’s Current Reports on Form 8-K filed with the SEC on January 2, 2025, March 23, 2025, and June 6, 2025; and

4.    The Company’s registration statement on Form 8-A12G, filed with the SEC on January 14, 2002, as to the description of the Company’s shares of common stock, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 10.06.490 of the Alaska Corporations Code provides for permissible, mandatory and court-ordered indemnification of directors, officers, employees and agents in certain circumstances. Section 10.06.490(a) provides that a corporation has the power to indemnify a person who was, is, or is threatened to be made a party to an action or proceeding (other a derivative action), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Indemnification may include reimbursement of expenses, attorney fees, judgments, fines, and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. Section 10.06.490(b) provides similarly with respect derivative actions; however, no indemnification shall be made if the person seeking indemnification has been adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court considers proper.
Section 10.06.490(c) of the Alaska Corporations Code provides for mandatory indemnification to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein. Section 10.06.490(d) provides that any indemnification under Sections 10.06.490(a) and (b) may only be made by the corporation upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set out in Section 10.06.490(a) and (b). Section 10.06.490(e) provides that the corporation may pay or reimburse the reasonable expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition if: i) in the case of a director or officer, the director or officer furnishes the corporation with a written affirmation of a good faith belief that the standard of conduct described in Section 10.06.450(b); ii) the director, officer, employee, or agent furnishes the corporation a written unlimited general undertaking, executed personally or on behalf of the individual, to repay the advance if it is ultimately determined that an applicable standard of conduct was not met; and iii) determination is made that the facts then known to those making the determination would not preclude indemnification under the Alaska Corporations Code.
The Company’s Articles of Incorporation and Bylaws
Article 11 of the Company’s Amended and Restated Articles of Incorporation specify that directors shall have no liability to the Company or its shareholders for monetary damages for conduct as a director, except for (a) conduct that constitutes a breach of the director’s duty of loyalty to the Company or the shareholders; (b) acts or omissions that are not in good faith or that involve intentional misconduct by the director or a knowing violation of law by the director; (c) willful or negligent conduct by the director in connection with the payment of dividends or the repurchase of stock from other than lawfully available funds; or (d) any transaction from which the director derives an improper personal benefit. Further the Company’s Amended and Restated Articles of Incorporation provide that if the Alaska Corporations Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Alaska Corporations Code as so amended.
Finally, according to the Company’s Bylaws, no director, officer-director, former director or former officer-director of the Company, or a subsidiary of the Company shall be personally liable to the Company (or a subsidiary of the Company) or their respective shareholders, for monetary damages for conduct as a director or officer-director unless the conduct is finally adjudged to have been egregious conduct, as defined in the Company’s Bylaws.

The Company’s Bylaws further provides that the Company shall indemnify any person who is; or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of the Company or its shareholders or by any other party, by reason of the fact that the person is or was a director or officer-director of the Company or of any subsidiary corporation against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the Company or its shareholders or to a subsidiary corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such proceeding unless (i) the board of directors determines, after careful deliberation, that there is clear and convincing evidence that such person has engaged in egregious conduct in connection with the matter which gives rise to the claim for indemnification or payment of expenses, or (ii) the liability and expenses were on account of conduct finally adjudged to be egregious conduct. The reasonable expenses, including attorneys’ fees, of such person incurred in connection with such proceeding shall be paid or reimbursed by the Company, upon request of such person, in advance of the final disposition or settlement of such proceeding upon receipt by the Company of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification or, in the event of a settlement, if the Company is advised by counsel that, in the opinion of such counsel, the person is not liable for egregious conduct; provided, however, that the board of directors may require collateral to secure such repayment promise if the board determines, in its sole discretion, that the collateral is appropriate under the circumstances. All expenses-incurred by such person in connection with such proceeding shall be considered reasonable unless finally adjudged to be unreasonable.

The foregoing is only a general summary of certain aspects of Alaska Corporations Code and the Company’s Amended and Restated Articles of Incorporation and Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 10.06.490 of the Alaska Corporations Code, the Amended and Restated Articles of Incorporation, and the Company’s Bylaws, as amended.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The following Exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description
4.1 4.2 4.3 4.4
Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 of the Company's Form 8-A filed with the SEC on January 14, 2002).
Articles of Amendment to the Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.3 of the Company’s Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 10, 2009).
Bylaws of Northrim BanCorp, Inc. as amended (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2023).
Northrim BanCorp, Inc. 2025 Stock Incentive Plan (Incorporated by reference to Exhibit D to the Company’s Proxy Statement, filed with the SEC on April 8, 2025).

5.1*	Opinion of Accretive Legal, PLLC.
23.1*	Consent of Accretive Legal, PLLC (contained in opinion filed as Exhibit 5.1).
23.2*	Consent of Baker Tilly US, LLP.
24.1* 107*	Power of Attorney (included on the signature page of this Registration Statement). Filing Fee Table.
_____________

* Filed herewith

Item 9. Undertakings.

(a)    The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually, or in aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

(b)The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of Anchorage, State of Alaska, on June 13, 2025.

NORTHRIM BANCORP, INC.
By:	/s/ Michael G. Huston
Name:	Michael G. Huston
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael G. Huston and Jed W. Ballard, or either of them acting alone or together, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement (or amendment thereto) for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated on June 13, 2025.

Signature	Title

/s/ Michael G. Huston	President and Chief Executive Officer (Principal Executive Officer)
Michael G. Huston

/s/ Jed W. Ballard	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
Jed W. Ballard

/s/ Joseph M. Schierhorn	Director and Chairman
Joseph M. Schierhorn

/s/ Anthony Drabek	Director
Anthony Drabek

/s/ Karl L. Hanneman	Director
Karl L. Hanneman

/s/ Shauna Z. Hegna	Director
Shauna Z. Hegna

/s/ David W. Karp	Director
David W. Karp

/s/ Joseph P. Marushak	Director
Joseph P. Marushack

/s/ David J. McCambridge	Director
David J. McCambridge

/s/ Krystal M. Nelson	Director
Krystal M. Nelson

/s/ Marilyn F. Romano	Director
Marilyn F. Romano

/s/ Aaron M. Schutt	Director
Aaron M. Schutt

/s/ John C. Swalling	Director
John C. Swalling

/s/ Linda C. Thomas	Director
Linda C. Thomas

Index to Exhibits

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 of the Company's Form 8-A filed with the SEC on January 14, 2002).
4.2
Articles of Amendment to the Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.3 of the Company’s Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 10, 2009).

4.3	Bylaws of Northrim BanCorp, Inc. as amended (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2023).
4.4	Northrim BanCorp, Inc. 2025 Stock Incentive Plan (Incorporated by reference to Exhibit D to the Company’s Proxy Statement, filed with the SEC on April 8, 2025).
5.1*	Opinion of Accretive Legal, PLLC.
23.1*	Consent of Accretive Legal, PLLC (contained in opinion filed as Exhibit 5.1).
23.2*	Consent of Baker Tilly US, LLP.
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fee Table.
_____________

* Filed herewith